UNITE HERE, 275 7th Avenue, 13th Floor, New York 10001

First released to shareholders on May 29, 2015

Citing a “Troubling Lack of Responsiveness” at Hospitality Properties Trust, ISS recommends shareholders vote the Blue Card, says UNITE HERE

New York - UNITE HERE announced today that proxy advisory firm Institutional Shareholder Services (ISS) recommends shareholders of Hospitality Properties Trust (NYSE: HPT) vote the BLUE proxy card FOR the UNITE HERE’s proposal to opt out of Maryland’s Unsolicited Takeovers Act (MUTA) and require prior shareholder approval to opt in, thereby securing shareholders’ right to annual director elections at the June 1st annual meeting.

ISS also recommended a vote AGAINST the election of Trustees Bruce Gans and Adam Portnoy.

Return the BLUE proxy card TODAY to reject HPT’s MUTA poison pill!

At HPT’s 2014 annual meeting, over 90% of votes were cast in favor of UNITE HERE’s resolution. After UNITE HERE resubmitted the proposal for the 2015 annual meeting, HPT drafted a conflicting proposal that allows the use of MUTA and only requires shareholder approval of such actions within 18 months. ISS recommends “shareholders should be wary” of, and vote against, management’s proposal.

Citing SEC Rule 14a-8(i)(9), HPT omitted UNITE HERE’s proposal from its proxy card - but plans to use those cards to vote against UNITE HERE’s proposal without having obtained such an instruction from shareholders.

HPT shareholders voted to declassify the Board for five consecutive years before the Board initiated declassification, which will not be completed until 2017. Without opting out of MUTA and requiring prior shareholder approval to opt in, HPT’s board can unilaterally roll back annual director elections.

UNITE HERE’s proposal is better for shareholders. Indeed, when this reform was adopted at Commonwealth--a sister REIT of HPT--Adam Portnoy described the reform as an example of “best in class corporate governance.”

Shareholders should vote the Blue Proxy and lock in annual director elections at HPT. Shareholders who haven’t received a BLUE card should request a control number for the dissident card from their bank or broker TODAY to vote on proxyvote.com.

UNITE HERE represents hospitality workers and is a member of the Council of Institutional Investors. Its members are beneficiaries of pension funds with over $60 billion in assets. Since 2012, UNITE HERE has worked to improve shareholder rights at hospitality REITs. See http://www.hotelcorpgov.org.

See our proxy statement for important additional information: http://unitehere.org/wp-content/uploads/hptdefc14041315.pdf

Contact: Jeff Nelson, jnelson@unitehere.org, 1-617-480-2585